                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 CONVERSE INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                 CONVERSE INC.
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------


     (5) Total fee paid:

         ---------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         ---------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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

                                 Converse Inc.

                               One Fordham Road
                      North Reading, Massachusetts 01864
                          Telephone:  (978) 664-1100


                                          June 1, 2000


Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the 2000 Annual Meeting of Stockholders of Converse Inc. ("Converse" or the "Company"). The Annual Meeting will be held at the Company's headquarters, One Fordham Road, North Reading, Massachusetts at 10:00 a.m., local time, on Thursday, June 29, 2000.

     The accompanying Notice of Annual Meeting and Proxy Statement describe the formal matters to be acted on at the Meeting. During the Annual Meeting we will also report on the operations of the Company.

     It is important that your shares be represented and voted at the Meeting. Accordingly, please sign, date and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting in person. If you plan to attend the Meeting, please mark the appropriate box on your proxy card.

     I look forward to seeing you at the Meeting; and on behalf of the Board of Directors and management of the Company, I would like to express my appreciation for your interest in Converse.

                                           Sincerely,


                                           Glenn N. Rupp
                                           Chairman of the Board and
                                           Chief Executive Officer

                                 CONVERSE INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 2000 Annual Meeting of Stockholders of Converse Inc. (the "Company") will be held at 10:00 a.m., local time, on Thursday, June 29, 2000, at the Company's headquarters, One Fordham Road, North Reading, Massachusetts, for the following purposes:

          I.    To elect ten directors;

          II. To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 30, 2000;

          III. To amend the Converse Inc. 1994 Stock Option Plan to permit grants to non-employee directors; and

          IV. To transact such other business as may properly come before the Meeting and at any adjournments thereof.


     The Board of Directors has fixed May 26, 2000 as the record date for the Meeting. Accordingly, only stockholders of record at the close of business on such date will be entitled to notice of and to vote during the 2000 Annual Meeting and during any adjournment or adjournments thereof.


                              By order of the Board of Directors,


                              Jack A. Green,
                              Senior Vice President Administration,
                              General Counsel and Secretary


North Reading, Massachusetts
June 1, 2000

                                   IMPORTANT
                                   ---------

      Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card, and return it PROMPTLY in the enclosed envelope which requires no postage if mailed in the United States.

                                 CONVERSE INC.

                               One Fordham Road
                      North Reading, Massachusetts 01864

            ______________________________________________________


                                PROXY STATEMENT

                      2000 Annual Meeting of Stockholders

            ______________________________________________________



     This Proxy Statement is furnished to the stockholders of Converse Inc., a Delaware corporation ("Converse" or the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Converse for use during the 2000 Annual Meeting of Stockholders (the "Meeting") to be held at 10:00 a.m., local time, on Thursday, June 29, 2000 at the Company's headquarters; One Fordham Road, North Reading, Massachusetts and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The cost of the solicitation of proxies will be borne by Converse and will consist primarily of printing, postage and handling, including the expenses of brokers, nominees and other fiduciaries in forwarding proxy materials to beneficial owners. Directors, officers and other employees of Converse may also solicit proxies personally or by telephone or telecopy. In addition, Converse has engaged Morrow & Co. to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $5,000.00 plus out-of-pocket expenses. The Notice of Meeting, this Proxy Statement and the form of proxy are expected to be mailed to stockholders on or about June 1, 2000. A copy of the Company's 1999 Annual Report containing financial statements for the year ended January 1, 2000, accompanies this Proxy Statement, but does not form a part of the proxy solicitation materials.


Voting Procedure

     Stockholders of record at the close of business on May 26, 2000 (the "Record Date") are entitled to vote during the Meeting and may cast one vote for each share of the Company's common stock ("Common Stock") held on the Record Date on each matter that may properly come before the Meeting. On the Record Date there were 17,513,861 shares of Common Stock outstanding.

     The presence of holders of a majority of the shares entitled to vote, in person or by proxy, will constitute a quorum. Directors are to be elected by a plurality of the votes cast at the Meeting. The affirmative vote of the holders of a majority of the shares voting at the Meeting is required to ratify the engagement of independent auditors, to amend the Converse Inc. 1994 Stock Option Plan or to take action with respect to any other matter that may properly be brought before the Meeting. Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the Meeting in accordance with each stockholder's direction. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board. If any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

     With regard to the election of directors, votes may be cast in favor of a nominee or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposal to ratify the engagement of independent auditors, but not for the other proposals. Abstentions will be considered present and entitled to vote at the Meeting, but will not be counted as votes cast, and therefore will have the effect of a vote against a matter. A broker non-vote on a matter will be considered not entitled to vote on the matter and will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

     Proxies may be revoked at any time prior to the time that the vote is taken at the Meeting. Proxies may be revoked by filing with the Secretary of the Company a written revocation or another proxy bearing a date later than the date of the proxy previously furnished. A proxy may also be revoked by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

     Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy whether or not you plan to attend the Meeting.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information (as of May 10, 2000, except as otherwise noted) regarding the beneficial ownership of shares of Common Stock by (i) each person known by Converse to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each executive officer named in the Summary Compensation Table below, (iii) each director of Converse and
(iv) the directors and executive officers of Converse as a group.

                                                                       Number of         Percent of
                                                                       ---------         ----------
                                                                        Shares          Common Stock
                                                                        ------          ------------
                                                                     Beneficially       Beneficially
                                                                     ------------       ------------
Greater than 5% Stockholders                                             Owned             Owned
----------------------------                                             -----             -----
Apollo Investment Fund, L.P., c/o Apollo Advisors, L.P.
  and Lion Advisors, L.P.
  Two Manhattanville Road
  Purchase, New York 10577 (1).............................           11,230,365            64.1%

Directors and Executive Officers
--------------------------------
   Glenn N. Rupp (2).......................................              427,000             2.4
   James E. Solomon (2)....................................              130,000              *
   Alistair M. Thorburn (2)................................               84,000              *
   Jack A. Green (2).......................................               28,195              *
   Donald J. Camacho (2)...................................               90,000              *
   Donald J. Barr (2)......................................                7,500              *
   Julius W. Erving (2)....................................               37,500              *
   Robert H. Falk (1)(3)...................................           11,230,365            64.1
   Gilbert Ford (2)........................................               10,000              *
   Michael S. Gross (1)(3).................................           11,230,365            64.1
   John J. Hannan (1)(3)...................................           11,230,365            64.1
   Joshua J. Harris (1)(3).................................           11,230,365            64.1
   John H. Kissick (1)(3)..................................           11,230,365            64.1
   Richard B. Loynd (2)....................................               44,666              *
   Michael D. Weiner (1)(3)................................           11,230,365            64.1

Directors and executive officers of the
  Company as a group (17 persons)..........................           12,142,223            69.3%

-----------------------------------------------------------
  *  Less than 1%.

(1) Includes (i) 5,616,306 shares beneficially owned by Apollo Investment Fund, L.P. ("AIF") and (ii) 5,614,059 shares beneficially owned by Lion Advisors, L.P. ("Lion Advisors") for the benefit of an investment account under management over which Lion Advisors has sole investment, voting and dispositive power. The managing general partner of AIF is Apollo Advisors, L.P. ("Apollo Advisors") whose general partner is Apollo Capital Management, Inc. ("Apollo Capital"). The general partner of Lion Advisors is Lion Capital Management, Inc. ("Lion Capital"), which is affiliated with Apollo Capital.

(2) Shares beneficially owned represent options to purchase Converse Common Stock that are exercisable within 60 days, except for shares held of record by the following: Mr. Rupp 15,000 shares, Mr. Solomon 2,000 shares, Mr. Green 195 shares, Mr. Camacho 5,000 shares, Mr. Ford 10,000 shares, and Mr. Loynd 37,166 shares.

(3) Mr. Hannan is a director and officer of Apollo Capital and Lion Capital. Messrs. Falk, Gross, Harris and Weiner are officers of Apollo Capital and Lion Capital. Mr. Kissick is an officer of Lion Capital and a consultant to Apollo Capital. Each such director disclaims beneficial ownership of, and a personal pecuniary interest in, the shares beneficially owned by AIF and Lion Advisors.

PROPOSAL ONE - ELECTION OF DIRECTORS

General

     The Company's board has one class of directors and, subject to their earlier resignation or removal, all directors serve until the next Annual Meeting and until their successors are elected and qualified. Ten persons are to be elected directors during the Meeting. Directors are to be elected by a plurality of the votes cast at the Meeting. The names of the nominees and certain information with respect to them are presented below. All of the nominees were elected at the 1999 Annual Meeting.

     Should any of the director nominees become unable or unwilling to continue to serve, an event that is not expected to occur, proxies (except proxies marked to the contrary) will be voted for another person designated by the Board unless the Board decides to reduce the number of directors to be elected.

     The Board unanimously recommends a vote FOR each of the nominees for director.

                                                                                           Converse
                   Name, Age, Principal Occupation                                         Director
                   or Position, Other Directorships                                         Since
----------------------------------------------------------------------------------------------------------
Donald J. Barr, 65                                                                          1994
  Retired; Formerly Executive Vice President of Time Inc.
     Mr. Barr was an Executive Vice President of Time Inc. from October 1990 until his retirement in 1996. Prior to 1990, Mr. Barr was the publisher of
     Sports Illustrated (1985-1990) and Vice President of Time Inc. (1987-1990).
     Mr. Barr was an employee of Time Inc. for 39 years.

Julius W. Erving, 50                                                                        1994
  President, The Erving Group and Vice President of RDV Sports and
  Executive Vice President of the Orlando Magic.
     Mr. Erving has been the President of The Erving Group since 1979 and Vice
     President of RDV Sports and Executive Vice President of the Orlando Magic
     since 1997. Mr. Erving is also a part owner of Philadelphia Coca-Cola
     Bottling Company. He was a member of the Philadelphia 76'ers basketball team until April 1987 and has been an endorser of Converse products since
     1975. Mr. Erving is also a director of Philadelphia Coca-Cola Bottling
     Company, The Sports Authority, Inc., Saks Holding Co., Inc. and Darden
     Restaurants, Inc.

Robert H. Falk, 61                                                                          1994
  Officer of Apollo Capital Management, Inc. and
  Lion Capital Management, Inc.
     Mr. Falk has been an officer of Apollo Capital and Lion Capital since 1992.
     Mr. Falk is also a director of Florsheim Group Inc. and Samsonite Corporation.

Gilbert Ford, 68                                                                            1987
  Consultant; Formerly the Chairman of the Board and
  Chief Executive Officer of Converse.
     Mr. Ford served as Vice Chairman of the Board of Converse from April 11,
     1996 to December 1, 1996, at which time Mr. Ford retired from Converse. Mr.
     Ford served as Chairman of the Board of Converse from September 1994 to
     April 1996 and as Chief Executive Officer of Converse from October 1986 to
     April 1996. Previously, Mr. Ford held various positions within Converse, including President (October 1986 to September 1994), and was an employee of Converse for over 34 years.

Michael S. Gross, 38                                                                        1992
  Officer of Apollo Capital Management, Inc. and
  Lion Capital Management, Inc.
     Mr. Gross is one of the founding principals of Apollo Advisors and Lion
     Advisors and has served as an officer of Apollo Capital and Lion Capital since 1990. Mr. Gross is also a director of Allied Waste Industries, Inc.,
     Encompass Services Corporation, Florsheim Group Inc., Rare Medium, Inc.,
     Saks Incorporated and United Rentals, Inc.

John J. Hannan, 47                                                                          1994
   Officer and Director of Apollo Capital Management, Inc. and
   Lion Capital Management, Inc.
     Mr. Hannan is one of the founding principals of Apollo Advisors, Lion
     Advisors and Apollo Real Estate Advisors, L.P. and has served as an officer and director of Apollo Capital and Lion Capital since 1990 and of Apollo
     Real Estate Management Inc. since 1993. Mr. Hannan is also a director of
     Florsheim Group Inc. and United Auto Group, Inc.

Joshua J. Harris, 35                                                                        1992
  Officer of Apollo Capital Management, Inc. and
  Lion Capital Management, Inc.
     Mr. Harris is an officer of Apollo Capital and Lion Capital, having been associated with them since 1990. Mr. Harris is also a director of Florsheim
     Group Inc., NRT, Incorporated, Pacer Logistics, Inc. and Quality
     Distribution, Inc.

John H. Kissick, 58                                                                          1994
  Officer of Lion Capital Management, Inc. and Advisor to
  Apollo Capital Management, Inc.
     Mr. Kissick is one of the founding principals of Apollo Advisors and Lion
     Advisors and has served as an officer of Lion Capital and consultant to
     Apollo Capital since 1991. Mr. Kissick is also a director of Continental
     Graphics Holdings, Inc., Florsheim Group Inc. and Quality Distribution,
     Inc.

Glenn N. Rupp, 55                                                                            1996
  Chairman of the Board and Chief Executive Officer of Converse
     Mr. Rupp was elected Chairman of the Board and Chief Executive Officer by
     Converse's Board of Directors on April 11, 1996.  From August 1994 to April
     1996, Mr. Rupp was the Acting Chairman of McKenzie Sports Products, Inc.
     and a Strategic Planning Advisor for CRC Industries, Inc.  Mr. Rupp was
     President and Chief Executive Officer of Simmons Upholstered Furniture Inc.
     ("Simmons") from August 1991 until May 1994.  Prior to 1991, Mr. Rupp held various positions with Wilson Sporting Goods Co., including President and
     Chief Executive Officer from 1987 to 1991. Mr. Rupp is also a director of
     Consolidated Papers, Inc. and Johnson Outdoors, Inc.

Michael D. Weiner, 47                                                                        1996
  Officer of Apollo Capital Management, Inc. and
  Lion Capital Management, Inc.
     Mr. Weiner has been an officer of Apollo Capital and of Lion Capital since
     1992 and of Apollo Real Estate Management, Inc. since 1993.  Prior to 1992,
     Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius LLP.
     Mr. Weiner is also a director of Continental Graphics Holdings, Inc.,
     Florsheim Group Inc., Quality Distribution, Inc. and NRT, Incorporated.

Organization and Compensation of the Board of Directors

     There were five meetings of the Board during 1999 and, with the exception of Messrs. Falk and Hannan, who attended three of the five meetings, each incumbent director who served during 1999 attended at least 75% of the Board meetings and the meetings held by committees on which he served.

     The Board has a number of standing committees, including an Executive Committee, an Audit Committee and an Executive Compensation and Stock Option Committee. The Board does not currently have a nominating committee.

     The Executive Committee, which currently consists of Mr. Loynd, Chairman, and Messrs. Rupp, Gross and Harris, has the full power of the Board between meetings, with certain limitations relating to major corporate matters. This Committee did not meet in 1999, but took actions from time to time pursuant to resolutions adopted by unanimous written consent in lieu of meeting.

     The Audit Committee, which currently consists of Mr. Loynd, Chairman, and Messrs. Barr and Erving, recommends the selection and retention of independent accountants; reviews auditing and financial accounting and reporting matters, the adequacy of internal accounting controls and asset security, audit fees and expenses, and compliance with the code of corporate conduct; and counsels regarding auditing and financial accounting and reporting matters. This Committee met four times in 1999.

     The Executive Compensation and Stock Option Committee, which currently consists of Mr. Gross, Chairman, and Messrs. Harris and Loynd, reviews and recommends compensation of officers and directors; administers supplementary retirement, performance incentive and stock option plans; and counsels regarding compensation of other key employees, management development and succession, and major personnel matters. This Committee met three times in 1999.

     Each Converse director who is not an employee of Converse or any Converse subsidiary is paid a monthly fee of $1,000 and a fee of $1,500 plus expenses for each meeting of the Board attended. In addition, for attending a meeting of a committee of the Board, each director who is not an employee of Converse or any Converse subsidiary is paid a fee of $800 plus expenses if such director is a member of the committee or $900 plus expenses if such director is the Chairman of the committee.

     In March 1995, the Executive Committee of the Company's Board of Directors adopted a Non-Employee Director Stock Option Plan (the "1995 Plan"), which provides for a one-time grant of options to each director who is not employed by Converse or employed by, or affiliated with, Lion Advisors or AIF (a "Non-Employee Director"), to purchase 7,500 shares of Common Stock at its fair market value on the date the options are granted. The Company's stockholders approved the 1995 Plan at the 1995 Annual Meeting of Stockholders. These options become exercisable in one-third increments on each of the first three anniversaries of the grant date. Currently, Messrs. Loynd, Erving and Barr have been granted options under the 1995 Plan.

     As described later in this Proxy Statement under "Proposal Three -Amendment of the Converse Inc. 1994 Stock Option Plan to Permit Grants to Non-Employee Directors," the Company's Board of Directors is recommending that the 1994 Plan be amended to permit grants to Non-Employee Directors under the 1994 Plan.

Executive Officers

     The executive officers of Converse are as follows:

Name                                                          Age     Position
----                                                          ---     --------
Glenn N. Rupp...........................................      55      Chairman of the Board and
                                                                        Chief Executive Officer
Donald J. Camacho.......................................      49      Senior Vice President and
                                                                        Chief Financial Officer
Jack A. Green...........................................      54      Senior Vice President
                                                                      Administration, General Counsel
                                                                        and Secretary
James E. Lawlor.........................................      46      Vice President, Finance and
                                                                        Treasurer
Herbert R. Rothstein....................................      58      Senior Vice President, Product
James E. Solomon........................................      44      Senior Vice President, Sales and
                                                                        Marketing
Alistair Thorburn.......................................      42      Senior Vice President,
                                                                        International
                                                                        and U.S. Operations

     Mr. Rupp's biography appears previously under "Election of Directors".

     Mr. Camacho has served as Senior Vice President and Chief Financial Officer since September 1994. Previously, Mr. Camacho held positions of increasing responsibility with Converse since 1974.

     Mr. Green has served as Senior Vice President Administration, General Counsel and Secretary since May 1998. Prior to that, Mr. Green served as Senior Vice President, General Counsel and Secretary since August 1985, having joined the Company as Vice President, Legal in 1983. Since 1996, Mr. Green also serves as an Adjunct Professor at Emmanuel College in Boston, Massachusetts and Tufts University in Medford, Massachusetts. Mr. Green is a director of Arrow Mutual Liability Insurance Company.

     Mr. Lawlor has served as Vice President, Finance and Treasurer since June 1995. Previously, Mr. Lawlor held the positions of Vice President and Treasurer from September 1994 to June 1995, and other positions of increasing responsibility since 1975.

     Mr. Rothstein has served as Senior Vice President, Product since December 1999. Previously, Mr. Rothstein was Senior Vice President, Production from 1996 to 1999, Senior Vice President, Sourcing from 1992 to 1996, Senior Vice President of Materials Management and Manufacturing from 1991 to 1992 and Vice President of Materials Management from 1988 to 1991. Before joining Converse, Mr. Rothstein held several senior management positions with Reebok International Ltd. from 1985 to 1988, Morse Shoe Inc. from 1973 to 1985, BGS Shoe Corporation from 1969 to 1972 and Signet from 1964 to 1969.

     Mr. Solomon has served as Senior Vice President, Sales and Marketing since May 1998. Prior to that, Mr. Solomon served as Senior Vice President, Marketing since October 1996. Previously, Mr. Solomon worked for Lenox Inc. from August 1990 to September 1996 in a number of senior positions, including President and Chief Operating Officer of the Dansk International Design division from May 1994 to September 1996 and Gorham, Kirk-Stieff, Dansk division from July 1991 to May 1994. He also has experience in the athletic footwear industry, having served as Executive Vice President of Kangaroos USA from 1989 to 1990, Vice President, Marketing of Avia Athletic Footwear from 1985 to 1988, and Group Product Manager, New Balance Athletic Shoes from 1981 to 1983.

     Mr. Thorburn has served as Senior Vice President, International and U.S. Operations since January 2000. Previously, Mr. Thorburn was Senior Vice President, International from 1993 to 1999. Prior to joining the Company, Mr. Thorburn was Vice President Europe/Asia Pacific for the Wilson Sporting Goods Co., Ltd. from 1987 to 1993.

Executive Compensation

     The following table sets forth certain information for each period presented with respect to compensation awarded to, earned by or paid to Converse's Chief Executive Officer during 1999 and to the four most highly compensated executive officers of Converse other than Converse's Chief Executive Officer who were serving at January 1, 2000 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                Annual Compensation                  Long-Term Compensation
                                                -------------------                  -----------------------
                                                                                             Awards
                                                                                             ------
                                                                                                    Securities
                                                              Other Annual       Restricted Stock   Underlying        All Other
   Name and Principal     Year  Salary ($)   Bonus ($)/(1)/   Compensation ($)    Award(s) ($)/(2)/   Options (#)  Compensation ($)
       Position
-----------------------------------------------------------------------------------------------------------------------------------
Glenn N. Rupp             1999    500,000         0                   0             184,375                   0          2,500/(4)/
 Chairman and Chief       1998    500,000         0                   0             222,500                   0          2,500
 Executive Officer        1997    476,538         0             129,965                   0              30,000          2,375

James E. Solomon          1999    300,000         0                   0             147,500                   0          2,500/(4)/
 Senior Vice President    1998    295,192         0                   0                   0                   0         95,500
 Sales & Marketing        1997    285,577         0              54,181                   0              20,000         93,000

Alistair Thorburn         1999    247,262         0              66,203/(3)/        147,500                   0         24,250/(5)/
 Senior Vice President    1998    235,000         0              69,287             166,875                   0         24,598
 International & U.S.     1997    230,792         0              83,181                   0              10,000         23,731
  Operations

Jack A. Green             1999    211,769         0                   0              73,750                   0          2,500/(4)/
 Senior Vice President    1998    197,227         0                   0              55,625                   0          2,500
 Administration, General  1997    186,727         0                   0                   0              15,000          2,375
 Counsel and Secretary

Donald J. Camacho         1999    203,235         0                   0              73,750                   0          2,500/(4)/
 Senior Vice President    1998    192,500         0                   0              55,625                   0          2,500
 Chief Financial Officer  1997    192,837         0                   0                   0                   0          2,375

(1) The Company generally pays bonuses to its executives in the first quarter of each fiscal year based on the Company's results in the prior year. The Company paid no bonuses to any Named Executive Officers in 1997, 1998 or 1999.
(2) Amounts shown represent the dollar value of restricted stock awards calculated by multiplying the closing price of the Company's Common Stock on the date of grant by the number of shares awarded. The values of all restricted stock awards at January 1, 2000 based on the closing price of the Company's Common Stock on the last trading day of the fiscal year ($1.375) were $123,750, $55,000, $96,250, $41,250, and $41,250 for Messrs.
     Rupp, Solomon, Thorburn, Green and Camacho, respectively.
(3) Amount shown represents $39,772 worth of relocation and temporary housing expenses incurred by Mr. Thorburn in connection with his move from the United Kingdom to Massachusetts, an $18,000 car allowance, and $8,431 relating to amounts reimbursed for the payment of taxes.
(4) Except as otherwise noted, all amounts shown represent payments by the Company relating to the Company's matching contribution under the Converse Inc. Thrift Savings Plan.
(5) Amounts represent payment to the Converse U.K. Retirement Benefit Plan in lieu of Mr. Thorburn's participation in the Converse Inc. Retirement Plan (see "Retirement Plans" below). Mr. Thorburn does not participate in the Converse Inc. Thrift Savings Plan.

Retirement Plans

     Messrs. Rupp, Solomon, Green and Camacho are participants in the Converse Inc. Retirement Plan (the "Retirement Plan"), a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and, based on a straight life annuity, annual benefits at normal retirement are equal to the greater of (a) 2.25% of average final compensation (the highest 60 consecutive calendar months of the last 120 months) multiplied by years of credited service up to a maximum of 15 years, plus 1.75% of average final compensation multiplied by service in excess of 15 years up to a maximum of 15 years, less 1.67% of the Social Security benefit multiplied by credited service up to a maximum of 30 years, or (b) $10 multiplied by years of credited service. Benefits payable under the Retirement Plan are limited by certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"). A supplemental executive retirement plan ("SERP") has been adopted by Converse to provide for payments from general funds to Messrs. Rupp and Solomon of any retirement income that would otherwise be payable pursuant to the Retirement Plan in absence of any such limitations. Set forth below is the credited service under the Retirement Plan as of January 1, 2000 and estimated annual benefits payable upon the normal retirement of each of the Named Executive Officers, assuming continuation of current covered remuneration. In the cases of Messrs. Rupp and Solomon such amount includes amounts payable under the SERP.


                                                                  Years of
                                                              Credited Service                 Annual
     Name                                                    at January 1, 2000           Benefits Payable
     ----                                                    ------------------           ----------------
     Glenn N. Rupp.....................................               3.75                      142,395
     James E. Solomon..................................               3.25                      136,952
     Jack A. Green.....................................              16.17                       84,038
     Donald J. Camacho.................................              25.34                       92,202

     Mr. Thorburn is not eligible to participate in the Retirement Plan because he is not a citizen of the United States. In lieu of Mr. Thorburn's participation in the Retirement Plan, Converse contributes an amount equal to approximately 10% of Mr. Thorburn's annual salary directly to the Converse U.K. Retirement Benefit Plan. See "Summary Compensation Table"

Stock Options

     The Company granted no stock options or stock appreciation rights to any Named Executive Officers in 1999.


         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                            Number of Securities Underlying      Value of Unexercised In-the-Money
                                                             Unexercised Options at FY-End              Options at FY-End /(1)/
                                                             -----------------------------       ---------------------------------
                          Shares Acquired on       Value
                                Exercise         Realized    Exercisable    Unexercisable (#)        Exercisable    Unexercisable
                                --------         --------    -----------    -----------------        -----------    -------------
                                  (#)             ($/sh)        (#)                (#)                  ($/sh)          ($/sh)
Glenn N. Rupp                      0                 0           412,000         118,000                   0              0
James E. Solomon                   0                 0           128,000          92,000                   0              0
Alistair Thorburn                  0                 0            84,000          26,000                   0              0
Jack A. Green                      0                 0            28,000           7,000                   0              0
Donald J. Camacho                  0                 0            85,000          10,000                   0              0

(1) Based on the $1.375 per share closing price of the Common Stock on the New York Stock Exchange ("NYSE") December 31, 1999.

Employment Contracts

     Mr. Rupp entered into a three year employment agreement with the Company in April 1996. In March 1999, this agreement was extended for a rolling two year period, so that at any point in time the term remaining under this agreement shall be two years. Under the agreement, Mr. Rupp was initially entitled to a base salary of no less than $450,000 plus a bonus of up to 70% of Mr. Rupp's salary as determined pursuant to the Company's Executive Incentive Plan. In October 1997, Mr. Rupp's annual base salary was increased to $500,000. At all times during the term of his agreement, Mr. Rupp shall be entitled to participate in Converse's medical, dental, 401(k), insurance, retirement and other employee benefit plans. If Mr. Rupp's employment is terminated by Converse during the term of the agreement other than for cause (as defined), or if Mr. Rupp chooses to terminate his employment after being required to relocate his principal office without his consent, Mr. Rupp shall continue to receive his annual salary for the longer of (i) the remaining balance of the term of the agreement or (ii) two years from the date of termination. In addition, in the event Mr. Rupp's employment is terminated by Converse during the term of the agreement other than for cause (as defined), all unvested restricted stock awards held by Mr. Rupp at such time shall automatically vest.

     Mr. Solomon entered into an employment agreement with the Company in September 1996. Under the agreement, Mr. Solomon is entitled to a base salary of $275,000 annually plus a bonus at a target amount of 55% of Mr. Solomon's salary. In addition, Mr. Solomon was entitled to allowance payments in the amount of $93,000 on October 1, 1996, October 1, 1997 and October 1, 1998, which were intended to compensate Mr. Solomon for certain guaranteed payments that he would have received from his former employer had he not accepted employment with Converse. The agreement provides that Mr. Solomon be granted options to purchase 200,000 shares of Common Stock at a price equal to the closing price of such stock on the date of grant. Such options were granted to Mr. Solomon on September 16, 1996 at an exercise price of $6.50 per share. These options vest in 20% increments on each of the first five anniversaries of the grant, except that in the event Mr. Solomon's employment is terminated, other than by resignation or for cause, 50% of the then unvested options shall vest. Mr. Solomon is entitled to participate in Converse's medical, dental, 401(k), insurance, retirement and other employee benefit plans. The agreement provides that if Mr. Solomon's employment is involuntarily terminated by the Company, he would be entitled to 12 months of base salary.

     Mr. Thorburn, Mr. Green and Mr. Camacho each entered into employment agreements with the Company in October 1995. Under the terms of these agreements, the Company will pay to the employee an amount equal to his annual salary in the event that his employment with Converse is involuntarily terminated.

Executive Compensation and Stock Option Committee Report

     The Executive Compensation and Stock Option Committee (the "Committee") of the Board is responsible for reviewing the compensation levels of the Company's principal executive officers and determining stock option awards and restricted stock awards to be granted under the 1994 Employee Stock Option Plan, as amended (the "1994 Plan") and making recommendations to the

Board relating to these matters. In making compensation determinations, the Committee is guided by certain fundamental considerations, including:

     .  the need to attract and retain talented management;

     . the need to set and maintain compensation levels that are competitive with those in similar businesses; and

     . the need to provide substantial short-term as well as long-term incentives for management to maximize the value of the Company.

     The Company's executive compensation consists of three basic elements: (i) base salaries; (ii) incentive bonuses; and (iii) stock options and restricted stock awards.

     Base Compensation. Base compensation is intended to be competitive as compared to salary levels for equivalent positions at other comparable companies. In April 1996, the Company hired Mr. Rupp as Chairman of the Board and Chief Executive Officer. The Company entered into an employment agreement with Mr. Rupp providing for an annual salary of $450,000 which the Committee determined to be a competitive salary after taking into account Mr. Rupp's business experience in the sporting goods industry and his past success in turning around troubled companies. In October 1997, Mr. Rupp's annual salary was increased to $500,000.

     Annual Incentive Bonus. Each executive is eligible to receive an annual cash bonus under the Company's Executive Incentive Plan. The Company's annual incentive bonuses are based in part on the Company's performance for the year with respect to operating earnings compared to the Company's budgeted plan, and in part on achievement of pre-established individual performance goals. Under the Company's Executive Incentive Plan, the Company's key personnel (including the CEO) are eligible to earn a "target" bonus equal to a percentage of his or her base salary (the target percentage of the CEO being 70% and those of the other Named Executive Officers being 55%). Approximately 75% of the bonus is based on Converse's degree of achievement against budgeted objectives (operating earnings) and 25% on achievement of individual performance goals. These target levels are intended to motivate the Company's executives by providing substantial bonus payments for the achievement of financial goals within the Company's business plan. In addition, the Committee may grant discretionary bonuses under the Executive Incentive Plan. For the year 2000, the Committee has required the CEO and certain other senior executives, including the Named Executive Officers, to submit individual performance goals. Incentive bonuses, if any, for this group will be based on Company and individual performance. Incentive bonuses, if any, for other employees will be granted at the discretion of the Committee based on the Company's performance against budgeted objectives. The Company did not achieve its budgeted objectives for 1999, and therefore there were no bonuses based on 1999 results. The Committee also decided not to grant discretionary bonuses to Mr. Rupp or the other Named Executive Officers for 1999.

     Stock Options and Restricted Stock. The Company uses grants of stock options and/or restricted stock awards to attract and retain qualified managers and to provide incentives for management to increase stockholder value by creating a direct link between the executive's compensation and stockholder return. During 1999, the Committee determined not to grant stock options to Mr. Rupp or the other Named Executive Officers. In February 1999 the Committee did, however, grant 50,000 shares of restricted stock to Mr. Rupp and an aggregate of 120,000 shares of restricted stock to the Named Executive Officers. This restricted stock may not be sold by the grantees until the third anniversary of the grant date at which time the restricted stock becomes 100% vested. The grantee forfeits these shares in the event that he ceases to be an employee of Converse prior to the third anniversary of the date of grant. The grant of the foregoing restricted stock was intended to give to officers a significant incentive to increase the value of the stock of the Company.

     Section 162 (m). Section 162 (m) of the Code limits the deduction that may be claimed by a public company for total compensation in excess of $1 million paid to its chief executive officer or to any of the other four most highly compensated officers except to the extent that any compensation in excess of $1 million qualifies as performance-based compensation. Grants of options under the 1994 Plan prior to the 1996 Annual Meeting of Stockholders were designed to be performance-based compensation.

     Members of the Executive Compensation and Stock Option Committee

                          Michael S. Gross, Chairman
                          Joshua J. Harris
                          Richard B. Loynd

Compensation Committee Interlocks and Insider Participation

     Messrs. Gross and Harris, directors and members of the Executive Compensation and Stock Option Committee of the Board, are associated with Apollo Advisors, Lion Advisors and AIF. In November 1994, Converse entered into a Consulting Agreement with Apollo Advisors pursuant to which it provides corporate advisory, financial and other consulting services to the Company. Fees under the agreement are payable at an annual rate of $500,000 plus out-of-pocket expenses for a one-year term and the Consulting Agreement is automatically renewable for successive one-year terms unless terminated by the Board. Converse has granted registration rights to Lion Advisors and AIF, with respect to their shares of Common Stock. Lion Advisors and AIF can require Converse to file registration statements and to include their shares in registration statements otherwise filed by Converse. Costs and expenses of preparing such registration statements are required to be paid by Converse.

Certain Transactions

     Mr. Erving has a contract with Converse whereby he has agreed to perform certain services. The agreement provides for Mr. Erving's endorsement of the Company's footwear and activewear, the right to use his name and likeness to advertise the Company's products, promotional appearances, and advertising production and product development consultation. The agreement provides for an annual fee of $200,000 and expires on September 30, 2000.

Compliance with Section 16(a) of the Securities Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and certain other officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied during 1999, except that Mr. Erving did not file on a timely basis one report, which was due in April 1999, with respect to his purchase of 30,000 shares of Common Stock in March 1999.

Performance Graph

     The following graph compares the total return on Common Stock from December 30, 1995 through January 1, 2000 to that of (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Shoe Index (the "Shoe Index") which at January 1, 2000 was composed of Reebok International Ltd. and Nike, Inc. The cumulative total return represents the change in stock price and the amount of dividends received during the indicated period, assuming reinvestment of dividends. The graph assumes an investment of $100 on December 31, 1994.

     The historical stock price performance of the Common Stock shown on the Performance Graph set forth below is not necessarily indicative of future price performance.

     The Performance Graph set forth below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the 1934 Act and shall not otherwise be deemed filed under such Acts.


                    ----------------------------------------------------------------------------------
                      Symbol      Dec. 30,        Dec. 28,        Jan. 3,       Jan. 2,       Jan. 1,
                                    1995            1996           1998          1999          2000
                    ----------------------------------------------------------------------------------
CVE/CVEO                           34.72          127.31          50.93         20.16         11.67
S&P 500 Index            +        137.58          172.64         227.28        292.24        353.73
S&P Shoe Index                    135.59          230.90         155.16        151.87        180.12

PROPOSAL TWO - RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     Upon recommendation of its Audit Committee, the Board continued the engagement of PricewaterhouseCoopers LLP, certified public accountants ("PricewaterhouseCoopers"), as independent auditors for the fiscal year ending December 30, 2000. A formal statement by representatives of PricewaterhouseCoopers is not planned for the Meeting; however, representatives of PricewaterhouseCoopers are expected to be present during the Meeting and available to respond to appropriate questions.

     To be approved, the proposal to ratify the engagement of independent auditors must receive the vote of a majority of the shares present, or represented by proxy, and entitled to vote at the Meeting.

     The Board unanimously recommends a vote FOR approval of ratification of PricewaterhouseCoopers LLP as the Company's independent auditors for the next fiscal year.


PROPOSAL THREE - AMENDMENT OF THE CONVERSE INC.
                 1994 STOCK OPTION PLAN TO PERMIT
                 GRANTS TO NON-EMPLOYEE DIRECTORS

     The Board of Directors adopted the 1994 Plan to encourage ownership of Common Stock by key employees and consultants and enable Converse to attract and retain the services of outstanding employees in competition with other employers. The 1994 Plan, as amended to date, authorizes grants of incentive stock options, non-qualified stock options and restricted stock to key employees, including executive officers of Converse and its subsidiaries. Converse incentive stock options must be granted with an exercise price of not less than 100% of the fair market value per share of Common Stock on the date of grant. The Committee has discretion to grant non-qualified options at less than 100% of the fair market value per share of the Common Stock on the date of grant. Option prices are payable in full and in cash, upon the exercise of a stock option, and the proceeds are added to the general funds of the Company. The 1994 Plan currently provides for the issuance of options or shares of restricted stock up to an aggregate limit of 3,300,000 shares, subject to adjustment upon the occurrence of certain contingencies. The maximum number of shares with respect to which options or restricted stock may be granted to any individual during any calendar year and during the term of the 1994 Plan is 500,000 and 750,000, respectively. Options under the 1994 Plan generally expire nine years from the grant date. The 1994 Plan will terminate in October 2004, subject to the right of the Board of Directors to suspend or discontinue the 1994 Plan at any prior date and the rights of holders of options to exercise options after such date in accordance with the terms of such options.

     In 1995 the Board of Directors adopted the 1995 Non-Employee Director Plan (the "1995 Plan") as a means of promoting the long-term financial success of the Company by attracting and retaining Non-Employee Directors of outstanding ability. Converse has reserved an aggregate of 45,000 shares for issuance under the 1995 Plan. Under the 1995 Plan, grants to Non-Employee Directors are limited to a one time grant of options to purchase 7,500 shares. Options to purchase 22,500 shares were granted to the eligible directors (Messrs. Barr, Erving and Loynd) during 1995 at the fair market value on the date of grant of $9.88. No other grants have been made since 1995. The options granted in 1995 became exercisable in equal one-third increments on the anniversaries of the grant date beginning on March 22,

1996 and will expire in March 2005, ten years from the date of grant. None of these options have been exercised and all remain outstanding.

     Since the adoption of the 1995 Plan, the SEC has revised the regulations that govern stock option plans. The regulations now permit, among other things, discretionary grants to be made by the Committee to Non-Employee Directors under a plan or plan amendment that has been approved by the stockholders of the Company. In July 1999, the Company's Board of Directors approved, subject to stockholder approval (i) an amendment to the 1994 Plan which would permit making grants under the 1994 Plan to Non-Employee Directors of the Company who are not affiliated with AIF or Lion Advisors and (ii) a grant to each of the three eligible Non-Employee Directors of stock options to purchase 5,000 shares of Common Stock (for a total of 15,000 shares for all three Non-Employee Directors), at an exercise price of $3.4375 per share, which was the closing price of the common stock on the NYSE on the day of the grant. The options are to vest in five equal installments on the first five anniversaries of the date of the grant. The Board of Directors approved this amendment and grant, and recommends them to the stockholders, to bring the Company's stock based compensation plans into alignment with current practices for Board compensation and thereby promote the original purpose of the 1995 Plan. The proposed amendment is subject to the approval of the Company's stockholders at the Annual Meeting. Approval of the amendment will also constitute approval of the grants. A copy of the proposed amendment will be provided to any stockholder who requests it by contacting the Converse Investor Relations Department at (978) 664-7573.

     To be approved, the amendment of the 1994 Plan to permit grants to Non-Employee Directors must receive the vote of a majority of the shares present, or represented by proxy, and entitled to vote at the Meeting.

     The Board unanimously recommends a vote FOR the amendment to the Converse Inc. 1994 Stock Option Plan to permit grants to Non-Employee Directors.


STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for inclusion in the Company's proxy materials for the 2001 Annual Meeting should be addressed to the Secretary of Converse and must be received at Converse's executive offices no later than February 2, 2001. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy materials in accordance with SEC regulations governing the solicitation of proxies.

OTHER BUSINESS

     Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the Meeting. However, if other matters should properly come before the Meeting, it is intended that the persons named in the proxies will vote, act and consent in accordance with their best judgment with respect to any such matters.

Form 10-K

     Further information regarding the Company is set forth in the Company's Annual Report on Form 10-K which has been filed with the Securities and Exchange Commission. The Form 10-K (including financial statements and schedules, but excluding exhibits) is available without charge by writing to the Secretary of Converse Inc. at One Fordham Road, North Reading, Massachusetts 01864. Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable duplication fee.


                            By order of the Board of Directors,




                            Jack A. Green,
                            Senior Vice President Administration,
                            General Counsel and Secretary

June 1, 2000
North Reading, Massachusetts

                                  DETACH HERE

                                     PROXY

                                 CONVERSE INC.

       Proxy Solicited on Behalf of the Board of Directors of the Company for the 2000 Annual Meeting of Stockholders, June 29, 2000

The undersigned hereby appoints Glenn N. Rupp and Jack A. Green, and each of them, with power of substitution, proxy or proxies, to represent the undersigned and vote all shares of Common Stock the undersigned would be entitled to vote at the annual meeting of stockholders of Converse Inc. to be held at the Company's headquarters, One Fordham Road, North Reading, Massachusetts, at 10:00 a.m., local time, on Thursday, June 29, 2000, and at any adjournments thereof, on all matters coming before said meeting.

The Board of Directors recommends a vote FOR

1.   Election of Ten Directors, Nominees:
     (01) Donald J. Barr, (02) Julius W. Erving, (03) Robert H. Falk,
     (04) Gilbert Ford, (05) Michael S. Gross, (06) John J. Hannan,
     (07) Joshua J. Harris, (08) John H. Kissick, (09) Glenn N. Rupp,
     (10) Michael D. Weiner

2.   Ratification of the selection of independent auditors.

3. Amendment of the Converse Inc. 1994 Stock Option Plan to permit grants to non-employee directors.

4. In their discretion, upon such other matters as may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

-------------------                                                                      -------------------
   SEE REVERSE            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY        SEE REVERSE
      SIDE                                                                                      SIDE
-------------------                                                                      -------------------

                                  DETACH HERE

-----
       Please mark
  X    votes as in
       this example.
-----


1.   Election of        FOR      WITHHELD
     Directors          [_]        [_]
     (see reverse)

            For, except vote withheld from the following nominee(s)

                         ____________________________


2.   Ratification of selection of            FOR        AGAINST       ABSTAIN
     independent auditors.                   [_]          [_]           [_]


3.   Amendment of the Converse, Inc.         FOR        AGAINST       ABSTAIN
     1994 Stock Option Plan to permit        [_]          [_]           [_]
     grants to non-employee directors.

4.   Other business: I authorize the         FOR        AGAINST       ABSTAIN
     aforementioned Proxies in their         [_]          [_]           [_]
     discretion to vote upon such other
     business as may properly come
     before the Annual Meeting and any
     adjournments thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                             [_]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                           [_]


Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:           Date:                  Signature:              Date: